                                                      Free Writing Prospectus
                                                   Filed Pursuant to Rule 433
                                     Registration Statement No. 333-108839-02

From: [personal identifying information redacted]
Sent: Friday, December 09, 2005 3:29 PM
To: [undisclosed-recipients]
Subject: New Issue Info: $2.63Bln BSCMS 2005-PWR10 <Px Details A1A>

CMBS New Issue: $2.63Bln BSMCS 2005-PWR10   <Pricing Details>

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: S&P/Fitch

Structure:
           Rating
Class Face($mm) (S&P/Fitch)  WAL   Spread  Yield    Cpn     Duration
Price
 A1A   305.771   AAA / AAA   9.25   S+31   5.3614   5.3990  7.062
100.54915

For classes AJ, B, C, D, E, F, G, H, J, K, X1 and X2, Coupon is initial only

Other Details:
 - Dated Date:              December 1, 2005
 - Legal Final              December 11, 2040
 - 1st Coupon Date          January 11, 2006
 - Settlement:              December 20,2005

STATEMENT REGARDING FREE WRITING PROSPECTUS
The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

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OF THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),
(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND
MAY NOT BE UPDATED OR
(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS,
DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF
THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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